For More Information:	PRESS RELEASE
Gary F. Hoskins, CFO
(704) 884-2263
gary.hoskins@citizenssouth.com

FOR IMMEDIATE RELEASE

CITIZENS SOUTH BANKING CORPORATION ANNOUNCES
SECOND QUARTER 2009 EARNINGS

GASTONIA, NC, July 20, 2009 ..  .  .  .  . Citizens South Banking Corporation (NASDAQ: CSBC), the holding company for Citizens South Bank, announced financial results for the second quarter ended June 30, 2009.  The Company reported net income of $55,000, or $0.01 per diluted share, for the quarter ended June 30, 2009, compared to $862,000, or $0.12 per diluted share, for the quarter ended June 30, 2008.  The decline in earnings was primarily due to an increase in the provision for loan losses and a special assessment by the FDIC which was charged to all FDIC-insured financial institutions.

Kim S. Price, President and CEO, stated, “Given the state of the overall economy and the recent weakening of the Charlotte Regional economy, we are pleased that we were able to remain profitable in the second quarter.  Our improved net interest margin and strong mortgage banking revenues enabled us to overcome our larger than normal provision for loan losses and the FDIC’s industry-wide deposit insurance premium assessment.  While we continue to see credit headwinds requiring increased loan loss provisions through 2009, we are seeing signs of improving lot and home sales, which encourage us regarding the prospects for an improving environment in 2010.”

Second Quarter 2009 Financial Highlights:

Credit Quality

While the Company’s credit quality ratios remain at levels above its historical averages, management believes that the current level of non-performing assets remains manageable and continues to compare favorably with industry peers.  The continued softening in the Charlotte Regional housing market has resulted in increased levels of delinquent loans.  During the second quarter of 2009, nonperforming assets, which include nonperforming loans and other real estate owned, increased by $4.5 million to $12.5 million, or 1.49% of total assets at June 30, 2009, as compared to $7.9 million, or 0.93% of total assets, at March 31, 2009, and $4.5 million, or 0.56% of total assets at June 30, 2008.  The primary reason for the increase in delinquent loans during the second quarter of 2009 was a $3.0 million commercial real estate participation loan which became 90 days delinquent during the quarter.

Due to the general weakness in the economy and an increase in the Company’s nonperforming loans, the Company’s provision for loan losses increased to $2.0 million during the second quarter of 2009 as compared to $900,000 during the first quarter of 2009 and $750,000 during the second quarter of 2008.  At June 30, 2009, the Company’s allowance for loan losses amounted to $8.7 million, or 1.38% of total loans, as compared to $8.7 million, or 1.37% of total loans at March 31, 2009, and $6.8 million, or 1.12% of total loans at June 30, 2008.  Net charge-offs for the second quarter totaled $2.0 million, or 0.31% of average loans.

Mr. Price stated, “Our asset quality metrics remain among the best of our southeastern community bank peers.  While we believe that our credit quality will continue to outperform on a comparative basis, we will continue to aggressively reserve against the possibility of loan losses as a matter of prudence in this uncertain economic environment.”

Net Interest Margin

The Company’s net interest margin was 2.92% for the second quarter of 2009, as compared to 2.81% for the first quarter of 2009.  This 11 basis point increase in the linked-quarter net interest margin was largely due to a 36 basis point decrease in the Company’s cost of funds.  The Company has been focused on increasing core checking accounts which has contributed to this decrease in cost of funds.  In addition, higher-costing time deposits that matured during the second quarter repriced at lower rates and contributed to the lower cost of funds.

Noninterest Income and Noninterest Expense

Noninterest income, excluding net gains (losses) on sales of assets, increased $208,000, or 13.2%, from the second quarter of 2008. The primary reason for the improvement in noninterest income was an $184,000 increase in mortgage banking income and a $46,000 increase in service charges on deposits.  Mortgage banking activity increased as a result of lower market rates for mortgage loans.  Service charges on deposits increased due to the growth in the number and amount of core checking accounts.

Noninterest expense increased by $536,000, or 11.4%, during the comparable second quarter periods.  This increase was primarily due to a $474,000 increase in the Company’s FDIC deposit insurance expense.  The increase in the FDIC deposit insurance expense included a $380,000 special assessment, which was charged to all FDIC-insured financial institutions based on their asset size.  In addition, during the second quarter of 2009 the Company had a $50,000 writedown on a parcel of foreclosed real estate and a $91,000 impairment on an equity investment.

Loan Portfolio

Housing starts, sales prices, and demand for commercial real estate in the Charlotte Region continue to decline.  Despite the slowdown in the local economy, outstanding loans increased by $3.3 million during the six months ended June 30, 2009.  Management expects that loan demand in the Charlotte region will remain soft throughout 2009.  However, the Company expects to extract market share gains in selective loan categories as a result of market disruptions stemming from a number of recently completed and announced mergers in the Charlotte market and with the Company’s expansion directly into the Mecklenburg County, North Carolina market.

Deposit Portfolio

Total deposits increased by $34.7 million, or 6.0%, during the first half of 2009 to $616.2 million at June 30, 2009.  During the same six-month period, demand deposit accounts increased by $26.7 million, or 21.8%, to $149.4 million at June 30, 2009.  This strong growth was fueled in part by positive publicity that the Company received during the first quarter of 2009 relating to our nationally recognized program for utilization of TARP funds for low interest mortgage loans.  The strong growth was also partly attributable to retail and commercial demand deposit account incentives, enhanced treasury management services, and increased market share due to merger disruptions of competitors.

Capital
Despite the weak economic conditions that our industry is facing, the Company’s capital position continues to be a source of strength during these uncertain times.  The Bank’s capital ratios exceed regulatory measures and the Bank is considered “well-capitalized” for regulatory purposes.  The Company’s tangible common equity ratio was 6.61% at June 30, 2009, compared to 6.54% at March 31, 2009, and 6.62% at June 30, 2008.

About Citizens South Banking Corporation

Headquartered in Gastonia, North Carolina, Citizens South Bank was founded in 1904.  Deposits are FDIC insured up to applicable regulatory limits.  At June 30, 2009, the Bank had approximately $836 million in assets with 15 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, and Union counties in North Carolina, and York County, South Carolina.  The Company also operated a loan production office in Mecklenburg County, North Carolina which is expected to become a full-service office in the third quarter of 2009.   Citizens South Bank is an Equal Housing Lender and Member, FDIC.  The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”.  The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s filings with the SEC.

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits.   These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  Factors that could cause such a difference include, but are not limited to, changes in general economic conditions – either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, significant changes in interest rates, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes.  The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2008, describe some of these factors.

-END-

Important Tables Follow

# # #

Citizens South Banking Corporation
Quarterly Financial Highlights (Unaudited)

	2009		2008
	At and for the months ended
	June 30	March 31	December 31	September 30	June 30
(Dollars in Thousands, Except per Share Data)

Summary of Operations:

Interest income – taxable equivalent	$9,820	$9,829	$10,480	$10,940	$10,619
Interest expense	4,346	4,702	5,172	5,424	5,571
Net interest income – taxable equivalent	5,474	5,127	5,308	5,516	5,048
Less: Taxable equivalent adjustment	142	144	134	134	136
Net interest income	5,332	4,983	5,174	5,382	4,912
Provision for loan losses	1,950	900	1,460	720	750
Net interest income after provision for loan losses	3,382	4,083	3,714	4,662	4,162
Noninterest income	2,016	1,249	1,254	1,492	1,592
Noninterest expense	5,239	4,937	4,496	5,145	4,702
Income before income taxes	159	395	472	1,009	1,052
Income tax (benefit) expense	(155)	(61)	(9)	187	190
Net income	314	456	481	822	862
Preferred stock dividend and discount on preferred stock	259	253	54	-	-
Net income available to common stockholders	$55	$203	$427	$822	$862

Per Common Share Data:

Net income:
Basic	$0.01	$0.03	$0.06	$0.11	$0.12
Diluted	0.01	0.03	0.06	0.11	0.12

Weighted average shares outstanding:
Basic	7,404,218	7,392,742	7,361,434	7,358,086	7,369,964
Diluted	7,404,218	7,392,742	7,379,466	7,386,513	7,422,435

End of period shares outstanding	7,526,854	7,515,957	7,515,957	7,516,816	7,524,016

Cash dividends declared	$0.04	$0.04	$0.085	$0.085	$0.085

Book value	11.11	11.19	11.21	11.02	10.26
Tangible book value	7.07	7.14	7.15	6.84	6.88

End of Period Balances:

Total assets	$836,283	$851,390	$817,213	$823,030	$811,825
Loans, net of deferred fees	629,962	635,008	626,688	628,496	604,855
Investment securities	97,452	114,933	109,180	107,522	117,613
Interest-earning assets	751,733	765,747	733,448	732,683	720,270
Deposits	616,233	628,571	581,488	584,928	584,801
Stockholders’ equity	104,157	104,663	104,720	82,827	82,495

Quarterly Average Balances:

Total assets	$841,169	$829,319	$820,166	$817,613	$790,625
Loans, net of deferred fees	635,645	626,722	627,888	615,755	588,868
Investment securities	107,140	110,502	108,146	116,269	110,953
Interest-earning assets	751,381	740,404	733,858	724,949	695,151
Deposits	616,926	593,166	579,967	581,162	578,469
Stockholders’ equity	104,813	104,884	88,498	82,478	83,965

Financial Performance Ratios:

Return on average assets (annualized)	0.03%	0.10%	0.21%	0.40%	0.44%
Return on average common equity (annualized)	0.26	0.98	1.92	3.97	4.13
Return on tangible common equity (annualized)	1.48	2.88	3.39	8.45	6.43
Noninterest income to average total assets (annualized)	0.96	0.60	0.61	0.73	0.81
Noninterest expense to average total assets (annualized)	2.49	2.39	2.19	2.52	2.38
Efficiency ratio	71.29	79.22	69.94	74.85	72.29

Citizens South Banking Corporation
Quarterly Financial Highlights - continued (Unaudited)

	2009		2008
	At and for the months ended
	June 30	March 31	December 31	September 30	June 30
(Dollars in Thousands, Except per Share Data)

Net Interest Margin (annualized):

Yield on earning assets	5.26%	5.38%	5.67%	5.99%	6.12%
Cost of funds	2.54	2.90	3.02	3.13	3.41
Net interest spread	2.72	2.48	2.65	2.86	2.71
Net interest margin (1)	2.92	2.81	2.84	3.02	2.91

Credit Quality Information and Ratios:

Allowance for loan losses – beginning of period	$8,730	$8,026	$7,027	$6,757	$6,428
Add: Provision for loan losses	1,950	900	1,460	720	750
Less: Net charge-offs	1,995	196	461	450	421
Allowance for loan losses – end of period	8,685	8,730	8,026	7,027	6,757

Nonperforming loans	10,360	6,267	3,032	3,335	3,880
Other real estate owned (OREO)	2,111	1,672	2,601	1,214	635
Nonperforming assets	12,471	7,939	5,633	4,549	4,515

Allowance for loan losses to total loans	1.38%	1.37%	1.28%	1.12%	1.12%
Net charge-offs to average loans	0.32	0.03	0.07	0.07	0.07
Nonperforming loans to total loans	1.64	0.98	0.48	0.53	0.64
Nonperforming assets to total assets	1.49	0.93	0.69	0.55	0.56
Nonperforming assets to total loans and OREO	1.97	1.25	0.89	0.72	0.75

Capital Ratios:

Tangible common equity ratio	6.61%	6.54%	6.82%	6.49%	6.62%
Average equity to average total assets	12.46	12.65	10.79	10.09	10.62
Equity to assets at year end	12.45	12.29	12.81	10.06	10.16

(1)	Net interest margin is calculated on a fully tax equivalent basis

 Citizens South Banking Corporation
Condensed Consolidated Statements of Financial Condition

	June 30, 2009	December 31, 2008
(Dollars in thousands except per share data)	(unaudited)

ASSETS

Cash and due from banks	$8,353	$9,444
Interest-earning bank balances	31,120	613
Cash and cash equivalents	39,473	10,057
Investment securities available-for-sale, at fair value	92,378	109,180
Investment securities held to maturity, at amortized cost	5,074	-
Loans receivable, net of deferred fees	629,962	626,688
Allowance for loan losses	(8,685)	(8,026)
Loans, net	621,277	618,662
Other real estate owned	2,111	2,601
Premises and equipment, net	16,383	16,834
Accrued interest receivable	2,515	2,609
Federal Home Loan Bank stock, at cost	4,149	4,793
Bank owned life insurance	17,158	16,813
Intangible assets	30,363	30,525
Other assets	5,402	5,139

Total assets	$836,283	$817,213

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Deposits:
Demand deposit accounts	$149,466	$122,731
Money market deposit accounts	110,770	103,271
Savings accounts	11,156	10,708
Time deposits	344,841	344,778
Total deposits	616,233	581,488
Borrowed money	110,221	124,365
Other liabilities	5,672	6,640
Total liabilities	732,126	712,493

Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, 20,500 shares issued and outstanding at June 30, 2009 and December 31, 2008	20,548	20,507
Common stock, $0.01 par value, 20,000,000 shares authorized, 9,062,727 shares issued at June 30, 2009 and December 31, 2008, 7,526,854 shares outstanding at June 30, 2009 and 7,515,957 shares outstanding at December 31, 2008	91	91
Additional paid-in-capital	49,316	49,073
Unallocated common stock held by Employee Stock Ownership Plan	(973)	(1,065)
Retained earnings, substantially restricted	35,350	36,089
Accumulated other comprehensive income	(175)	25
Total stockholders’ equity	104,157	104,720

Total liabilities and stockholders’ equity	$836,283	$817,213

Citizens South Banking Corporation
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
(Dollars in thousands except per share data)

Interest Income
Loans and loan fees	$8,441	$9,143	$16,799	$18,745
Investment securities	381	356	754	769
Interest-bearing deposits	13	42	18	136
Mortgage-backed and related securities	843	942	1,793	1,805
Total interest income	9,678	10,483	19,364	21,455

Interest Expense
Deposits	3,196	4,334	6,724	9,400
Borrowed funds	1,150	1,237	2,324	2,356
Total interest expense	4,346	5,571	9,048	11,756

Net interest income	5,332	4,912	10,316	9,699
Provision for loan losses	1,950	750	2,850	1,095
Net interest income after provision for loan losses	3,382	4,162	7,466	8,604

Noninterest Income
Fee income on deposit accounts	822	776	1,569	1,454
Mortgage banking income	462	278	760	481
Other loan fees	80	102	138	213
Increase in cash value of bank-owned life insurance	182	188	368	376
Net gain on sale of assets	235	19	64	261
Other noninterest income	235	229	366	488
Total noninterest income	2,016	1,592	3,265	3,273

Noninterest Expense
Compensation and benefits	2,526	2,506	5,018	5,047
Occupancy and equipment expense	652	676	1,326	1,351
Professional fees	237	237	474	438
Amortization of intangible assets	81	135	162	276
FDIC deposit insurance	491	17	593	33
Writedown on other real estate owned	50	-	175	-
Reorganization expenses	-	-	-	220
Impairment of securities	91	-	214	-
Other noninterest expense	1,111	1,131	2,214	2,220
Total noninterest expense	5,239	4,702	10,176	9,585

Income before income taxes	159	1,052	555	2,292
Provision for income taxes	(155)	190	(216)	460

Net income	314	862	771	1,832
Preferred stock dividend and discount on preferred stock	259	-	513	-

Net income available to common stockholders	$55	$862	$258	$1,832

Net income per common share:
Basic	$0.01	$0.12	$0.03	$0.25
Diluted	$0.01	$0.12	$0.03	$0.25

Weighted average common shares outstanding:
Basic	7,404,218	7,369,964	7,398,938	7,391,338
Diluted	7,404,218	7,434,006	7,398,938	7,443,803